EXHIBIT 99.1

Date: August 18, 2017
Contact: Victor H. Mendelson    (305) 374-1745
Carlos L. Macau, Jr.    (954) 987-4000

HEICO Corporation Announces its Largest Acquisition
Signs Agreement to Buy AeroAntenna Technology, Inc.

Miami, FL and Chatsworth, Cal. – HEICO Corporation (NYSE: HEI.A) (HEI) announced today that its Electronic Technologies Group entered into a stock purchase agreement to acquire 100% of the stock of AeroAntenna Technology, Inc. (“AAT”).
Chatsworth, CA-based AAT is a leader in the design and production of high performance active antenna systems for critical defense applications, precision guided munitions, commercial aircraft and other commercial uses. AAT is a known leader in numerous antenna types, including GPS, aircraft navigation and satellite communications antennas.
HEICO stated the purchase price is $316.5 million in cash to be paid at closing, subject to typical post-closing adjustments, and a $20 million cash earnout payment if AAT meets its earnings targets. This transaction is the largest purchase in HEICO’s history. The purchase price includes approximately $37 million to compensate the sellers for certain tax elections which will result in a net cash tax benefit to HEICO worth at least that amount.
HEICO expects the acquisition to be accretive to its earnings within the first year following closing and stated that the purchase price falls within the typical earnings multiple the Company targets for acquisitions. HEICO will finance the purchase through its cash balances and existing revolving credit facility. Additional financial details were not disclosed.
Founded in 1991 by Yosef (“Joe”) Klein, AAT has developed a recognized brand name in its industry through its unique product offering and continuously innovative research and development platform.
AAT employs approximately 140 people at its 30,000 square foot facility in Chatsworth, CA. HEICO stated that AAT would continue to operate in the same location with current management in place. No material staff turnover is expected post-acquisition.
Laurans A. Mendelson, Chairman and Chief Executive Officer of HEICO Corporation, along with Victor H. Mendelson, HEICO’s Co-President and Chief Executive Officer of the Electronics Technologies Group, jointly commented, “AAT is a great fit for HEICO. Their commitment to the highest quality antennas and focus on customer needs have been the key ingredients to their long-term success. These principles are an important part of HEICO’s DNA and we are excited to partner with a like-minded organization. We are also fortunate that AAT has an outstanding management team lead by its founder and President, Joe Klein. We welcome Joe and his entire AAT team to the HEICO family.”
Joe Klein, AAT’s President, remarked, “We are thrilled to partner with HEICO. From the moment we met, there was an immediate chemistry between our two teams. I could not be more excited to join the HEICO team and look forward to the future.”
The transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.  Closing is expected promptly after receipt of antitrust clearance and satisfaction of the closing conditions.
HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.
Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.